Exhibit 99.01

Continucare Corporation Reports Increased Revenue and Net Income for Second Quarter of Fiscal 2011

- 15th Consecutive Quarter of Year-Over-Year Improvement -

- Income from Operations and Net Income 17% Higher -

MIAMI--(BUSINESS WIRE)--February 3, 2011--Continucare Corporation (NYSE: CNU) today reported record financial results for its second quarter of fiscal 2011. Financial highlights for the quarter include:

  Total revenue increased to $80.3 million, a 7% increase compared to $75.3 million for the same period last year;
  Income from operations increased to $10.1 million, a 17% increase compared to $8.6 million for the same period last year;
  Net income increased to $6.2 million, a 17% increase compared to $5.3 million for the same period last year;
  Earnings per diluted share increased to $0.10 compared to $0.09 per diluted share for the same period last year.

For the six-month period ended December 31, 2010, total revenue increased to $159.3 million compared to $151.2 million for the same period last year. Income from operations during the six-month period increased 13% to $19.5 million compared to $17.2 million for the same period last year. Net income for the six-month period increased 13% to $12.0 million, or $0.19 per diluted share, compared to $10.6 million, or $0.17 per diluted share, for the same period last year.

Continucare’s cash and cash equivalents increased to $38.2 million at December 31, 2010 compared to $37.5 million at June 30, 2010, while working capital increased to $51.4 million at December 31, 2010 compared to $49.5 million at June 30, 2010. Total liabilities decreased to $15.4 million at December 31, 2010 compared to $17.8 million at June 30, 2010. Shareholders’ equity was $148.7 million at December 31, 2010 compared to $136.0 million at June 30, 2010.

“Our second quarter results marked our 15th consecutive quarter of year-over-year improvement,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Higher revenues and outstanding utilization outcomes resulted in improved margins, record operating profits and increased net income. At quarter end, our cash and working capital positions also reached new record levels and our balance sheet remained virtually free of long-term debt.”

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities. Continucare has 18 well appointed medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides medical management services to independent primary physician affiliates in South Florida, assisting them with medical utilization, pharmacy management and specialist network development, thereby allowing them more time for patient care. Also, through its subsidiary, Seredor Corporation, Continucare operates or manages more than 70 sleep diagnostic centers in 15 states. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; recently enacted health care reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on our business; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	December 31, 2010	June 30, 2010
Current assets:
Cash and cash equivalents	$38,228,964	$37,542,445
Certificate of deposit	-	668,755
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $20,902,000 and $23,394,000 at December 31, 2010 and June 30, 2010, respectively	16,257,826	18,920,388
Prepaid expenses and other current assets	4,705,880	2,631,136
Deferred income tax assets	147,885	140,057
Total current assets	59,340,555	59,902,781
Property and equipment, net	14,569,403	12,728,184
Goodwill	79,670,896	73,994,444
Intangible assets, net of accumulated amortization of approximately $5,565,000 and $4,705,000 at December 31, 2010 and June 30, 2010, respectively	7,344,827	4,296,507
Deferred income tax assets	2,987,376	2,830,929
Other assets, net	177,414	112,747
Total assets	$164,090,471	$153,865,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,142,196	$810,376
Accrued expenses and other current liabilities	6,017,863	9,041,162
Income taxes payable	779,019	590,673
Total current liabilities	7,939,078	10,442,211
Deferred income tax liabilities	7,372,451	7,145,507
Other liabilities	89,717	249,248
Total liabilities	15,401,246	17,836,966
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 60,569,609 shares issued and outstanding at December 31, 2010 and 60,504,012 shares issued and outstanding at June 30, 2010	6,057	6,050
Additional paid-in capital	108,529,874	107,860,204
Accumulated earnings	40,153,294	28,162,372
Total shareholders’ equity	148,689,225	136,028,626
Total liabilities and shareholders’ equity	$164,090,471	$153,865,592

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended December 31,
	2010	2009

Revenue	$80,314,998	$75,256,100
Operating expenses:
Medical services:
Medical claims	50,208,880	50,356,650
Other direct costs	10,027,926	7,800,724
Total medical services	60,236,806	58,157,374
Administrative payroll and employee benefits	4,183,225	3,792,742
General and administrative	5,807,178	4,698,632
Total operating expenses	70,227,209	66,648,748
Income from operations	10,087,789	8,607,352
Other income (expense):
Interest income	18,532	15,672
Interest expense	(5,447)	(3,135)
Income before income tax provision	10,100,874	8,619,889
Income tax provision	3,902,704	3,331,210

Net income	$6,198,170	$5,288,679

Net income per common share:
Basic	$.10	$.09
Diluted	$.10	$.09

Weighted average common shares outstanding:
Basic	60,566,692	59,571,382
Diluted	62,469,159	61,329,587

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended December 31,
	2010	2009

Revenue	$159,256,843	$151,228,464
Operating expenses:
Medical services:
Medical claims	103,064,411	102,980,709
Other direct costs	18,611,401	15,372,943
Total medical services	121,675,812	118,353,652
Administrative payroll and employee benefits	7,334,506	7,051,839
General and administrative	10,736,254	8,577,143
Total operating expenses	139,746,572	133,982,634
Income from operations	19,510,271	17,245,830
Other income (expense):
Interest income	41,359	33,183
Interest expense	(11,938)	(6,505)
Income before income tax provision	19,539,692	17,272,508
Income tax provision	7,548,770	6,675,489

Net income	$11,990,922	$10,597,019

Net income per common share:
Basic	$.20	$.18
Diluted	$.19	$.17

Weighted average common shares outstanding:
Basic	60,558,743	59,494,605
Diluted	62,260,699	61,203,236

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,990,922	$10,597,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,876,146	1,340,723
Provision for bad debt	161,390	-
Loss on disposal of fixed assets	9,086	3,597
Compensation expense related to issuance of stock options	724,432	594,808
Excess tax benefits related to exercise of stock options	(55,228)	(210,480)
Deferred tax expense	62,669	40,369
Changes in operating assets and liabilities:
Due from HMOs, net	2,662,562	4,409,420
Prepaid expenses and other current assets	(929,586)	(672,405)
Other assets, net	(47,201)	6,079
Accounts payable	30,443	(170,229)
Accrued expenses and other current liabilities	(4,991,395)	(464,881)
Income taxes payable	1,286,101	(77,565)
Net cash provided by operating activities	12,780,341	15,396,455

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certificates of deposit	-	(9,746)
Proceeds from maturity of certificates of deposit	668,755	-
Acquisition of sleep diagnostic centers, net of cash acquired	(10,839,964)	(1,609,827)
Purchase of property and equipment	(1,746,913)	(2,002,287)
Net cash used in investing activities	(11,918,122)	(3,621,860)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(120,947)	(189,038)
Proceeds from exercise of stock options	183,850	668,088
Shares withheld in connection with exercise of stock options	(293,831)	-
Excess tax benefits related to exercise of stock options	55,228	210,480
Net cash (used in) provided by financing activities	(175,700)	689,530

Net increase in cash and cash equivalents	686,519	12,464,125
Cash and cash equivalents at beginning of period	37,542,445	13,895,823
Cash and cash equivalents at end of period	$38,228,964	$26,359,948

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$-	$222,172

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$6,200,000	$7,100,000
Cash paid for interest	$11,938	$6,505

CONTACT:
Continucare Corporation
Fernando L. Fernandez, 305-500-2105
Senior Vice President – Finance